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                              FOR IMMEDIATE RELEASE

Contact: Tom Herrick Investor Relations (805) 685-9880

               MIRAVANT SUBMITS NEW DRUG APPLICATION FOR SnET2-PDT

                          TO TREAT MACULAR DEGENERATION

SANTA BARBARA,  Calif.,  March 31, 2004 - Miravant Medical  Technologies (OTCBB:
MRVT), a pharmaceutical development company specializing in PhotoPoint(R) photodynamic therapy (PDT), today announced that it has submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) seeking marketing approval of SnET2-PDT as a new treatment for patients with wet age-related macular degeneration (AMD). Wet AMD, a vision-threatening disorder, is characterized by the growth of abnormal blood vessels (subfoveal choroidal neovascularization, or CNV) at the back of the eye. The CNV lesions leak fluid and blood that can lead to severe loss of central vision. SnET2-PDT uses a light-activated drug designed to selectively destroy the abnormal blood vessels and stabilize vision loss.

Miravant's NDA submission is based on clinical data from two randomized, placebo-controlled, parallel group Phase III studies conducted at 60 U.S. ophthalmology centers. The study population included patients with CNV associated with AMD who were followed for two years and evaluated for re-treatment every 13 weeks.

SnET2-PDT has been designated a Fast Track product by the FDA, and Miravant is requesting priority review status for the drug. Within 60 days of NDA submission, the FDA will make a determination to accept or refuse to file the NDA and, if accepted, will designate its review status.

As a part of the NDA submission, a Premarket Approval Application (PMA) was submitted for the light device used to activate SnET2 during the ocular PDT procedure. This device, the IRIS Medical OcuLight 664 Ophthalmic PDT Laser, was co-developed by Miravant and Iridex Corporation (NASDAQ: IRIX), a leading manufacturer of semi-conductor based diode lasers. SnET2-PDT is classified as a combination drug and device product, and thus the NDA and PMA are reviewed by the respective FDA drug and device divisions.

Gary S. Kledzik, Ph.D., chairman and chief executive officer, stated, "I would like to recognize the very distinguished group of retinal specialists who administered the SnET2 therapy in clinical research studies and the many patients who volunteered to participate over the course of two years. We thank them for their dedicated efforts in support of finding new treatments for this serious eye disease."

"I am extremely proud of the quality and scope of Miravant's first NDA submission, a milestone achievement after years of rigorous drug development," Dr. Kledzik added. "We are optimistic that, if approved by the FDA, SnET2-PDT may allow physicians in the future to treat a broader range of patients, with a shorter and more well defined treatment regimen than currently available."

Profound Need for AMD Treatments

Choroidal neovascularization associated with age-related macular degeneration is a major health problem in the United States and other parts of the world. At the present time, an estimated eight million persons at least 55 years old in the U.S. are considered to have AMD at high risk for progression to advanced neovascular ("wet") AMD, characterized by subfoveal CNV. Of these at-risk individuals, it is estimated that over the next five years, 1.35 million within the U.S. will develop wet AMD, with similar numbers in Europe and the rest of world. Other estimates of the prevalence suggest that there may be as many as 12 million individuals within the U.S. with early and late stage AMD. The aging of the population suggests that this disease will become an ever-increasing medical, social and economic problem over the coming years.

Persons with wet AMD can experience significant reductions in vision and need assistance with daily activities. These individuals can be profoundly distressed and are often characterized as disabled, with severe reduction in their quality of life. In spite of the prevalence and severity of this disease, there are limited treatment options, and for most patients there is an unmet need for therapy.

About Miravant

Miravant Medical Technologies specializes in the development of pharmaceuticals and devices for photoselective medicine, developing its proprietary PhotoPoint photodynamic therapy (PDT) for large potential markets in ophthalmology, dermatology, cardiovascular disease and oncology. PhotoPoint PDT uses photoreactive (light-activated) drugs to selectively target diseased cells and blood vessels.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to those by Dr. Kledzik and other statements about potential FDA approval of SnET2-PDT to treat classic wet AMD lesions; the safety and efficacy results of SnET2-PDT; potential clinical use and treatment benefits of SnET2-PDT; FDA agreeing to file the NDA within 60 days of submission; FDA granting priority review status; FDA completing NDA review within six months of filing; the potential size of the classic wet AMD market; and potential applications of PhotoPoint PDT in ophthalmology, cardiovascular disease, dermatology and oncology are forward-looking and relate to our future plans, objectives, expectations and intentions. The Company's actual results may differ materially from those described in these statements. For instance, the occurrence of one or more of the following may cause the Company's results to differ from the Company's plans: the Company's operating capital may not be sufficient to continue some or all of its development programs, complete the NDA review process, conduct additional clinical or pre-clinical studies required by the FDA, commercialize SnET2-PDT or continue as a going concern; potential future funding may not be available when needed if at all or under terms acceptable to the Company; the FDA may refuse to file the NDA submission for review; the FDA may not grant priority review status; the Company may be unable to resolve all issues or contingencies associated with the NDA review; the FDA may require further clinical or non-clinical studies before granting marketing approval, or may limit labeling claims, or may not grant approval at all; even if approved, the FDA may require the Company to conduct post-market clinical studies; even if approved, the Company may not have the necessary resources or corporate partnering relationship(s) to commercialize SnET2-PDT, and the degree of acceptance of SnET2-PDT cannot be guaranteed; the estimated size of the classic wet AMD market may prove to be incorrect or may change with time; the medical need in this market may be satisfied by competitive treatments; the results of the SnET2 Phase III clinical studies may not be indicative of future clinical results; the Company may not be able to demonstrate the safety or efficacy of its drugs in development or achieve their regulatory approvals; and and/or partnering discussions may not progress or may not provide the funding and support the Company needs. For a discussion of additional important risk factors that may cause the Company's results to differ from those described above, please refer to Miravant's annual report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission, and other quarterly and periodic reports filed with the Securities and Exchange Commission.